GLOBAL PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT NOTICE
UNDER THE
GATES INDUSTRIAL CORPORATION PLC
2018 OMNIBUS INCENTIVE PLAN
Gates Industrial Corporation plc (the “Company”), pursuant to its 2018 Omnibus Incentive Plan, as it may be amended and restated from time to time (the “Plan”), hereby grants to the Participant set forth below the “Maximum Number of Restricted Stock Units” set forth below. The Restricted Stock Units are subject to all of the terms and conditions as set forth herein, in the Global Performance-Based Restricted Stock Unit Agreement (attached hereto), the Vesting Schedule attached hereto as Exhibit A, in the Country-Specific Provisions for Non-U.S. Participants attached hereto as Exhibit B, and in the Plan, all of which are incorporated herein in their entirety. The Global Performance-Based Restricted Stock Unit Agreement, Exhibit A and Exhibit B are referred to collectively as the “Agreement.” Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.
Participant:    <first_name> <last_name>
Date of Grant:     <award_date>
Performance Period:    The three-year period commencing on [Insert Date] and ending on [Insert Date].
Target Number of Restricted Stock
Units:     <shares_awarded>
Maximum Number of Restricted
Stock Units:    [Insert Maximum No. of Restricted Stock Units at Maximum Level of Performance]1
Vesting Schedule:    The Restricted Stock Units shall vest at such times and in such amounts as set forth in Exhibit A of the Global Performance-Based Restricted Stock Unit Agreement.
*    *    *
1 Note: The Maximum Number of Restricted Stock Units will equal 200% of the target award.

GATES INDUSTRIAL CORPORATION PLC
_____________________________

By:        Gwen Montgomery
Title:     EVP, Chief Human Resources Officer

[Signature Page to Performance-Based Restricted Stock Award]

THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS GLOBAL PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT NOTICE, THE AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF RESTRICTED STOCK UNITS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS GLOBAL PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT NOTICE, THE AGREEMENT AND THE PLAN.
PARTICIPANT2

________________________________

2 To the extent that the Company has established, either itself or through a third-party plan administrator, the ability to accept this award electronically, such acceptance shall constitute the Participant's signature hereto.
[Signature Page to Performance-Based Restricted Stock Award]

GLOBAL PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
UNDER THE
GATES INDUSTRIAL CORPORATION PLC
2018 OMNIBUS INCENTIVE PLAN
Pursuant to the Global Restricted Stock Unit Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Global Performance-Based Restricted Stock Unit Agreement, including Exhibit A and Exhibit B (together, this “Agreement”) and the Gates Industrial Corporation plc 2018 Omnibus Incentive Plan, as it may be amended and restated from time to time (the “Plan”), Gates Industrial Corporation plc (the “Company”) and the Participant agree as follows. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.
1. Grant of Restricted Stock Units. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the number of Restricted Stock Units equal to the “Maximum Number of Restricted Stock Units” provided in the Grant Notice (with each Restricted Stock Unit representing an unfunded, unsecured right to receive one Ordinary Share). The Company reserves all rights with respect to the granting of additional Restricted Stock Units hereunder and makes no implied promise to grant additional Restricted Stock Units.
2. Vesting. Subject to the conditions contained herein and in the Plan, the Restricted Stock Units shall vest and the restrictions on such Restricted Stock Units shall lapse as provided in Exhibit A, attached hereto. With respect to any Restricted Stock Unit, the period of time that such Restricted Stock Unit remains subject to vesting shall be its Restricted Period.
3. Settlement of Restricted Stock Units The Company will procure delivery to the Participant as soon as reasonably practicable (and, in any event, within two and one-half months) following the applicable vesting date, either one Ordinary Share or the cash value of one Ordinary Share for each Restricted Stock Unit (as adjusted under the Plan, as applicable, and subject to Section 8 below) which becomes vested hereunder and such vested Restricted Stock Unit shall be cancelled upon such delivery. Notwithstanding anything in this Global Restricted Stock Unit Agreement to the contrary, the Company shall have no obligation to issue or transfer any Ordinary Shares as contemplated by this Global Restricted Stock Unit Agreement unless and until such issuance or transfer complies with all relevant provisions of law and the requirements of any stock exchange on which the Ordinary Shares are listed for trading. Such compliance shall include the requirement for the Participant to pay the par value of each Ordinary Share for each Restricted Stock Unit which has become vested hereunder, including through the use of the tax withholding methods set forth in Section 8, as determined by the Company.
4. Treatment of Restricted Stock Units Upon Termination. Unless otherwise provided in Exhibit A, attached hereto, the provisions of Section 9(c)(ii) of the Plan are incorporated herein by reference and made a part hereof.
For purposes of the Restricted Stock Units, a Participant’s Termination will be deemed to occur as of the date the Participant is no longer actively providing services to the Company or the Service Recipient (regardless of the reason for such Termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is a service provider or the terms of the Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Committee, (i) a Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period
[Signature Page to Performance-Based Restricted Stock Award]

(e.g., a Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a service provider or the Participant’s employment or service agreement, if any); and (ii) the period (if any) during which a Participant may vest in the Restricted Stock Units after such Termination will commence on the date Participant ceases to actively provide services and will not be extended by any notice period or the terms of the Participant’s employment or service agreement, if any; the Committee shall have the exclusive discretion to determine when a Participant is no longer actively providing services for purposes of his or her Restricted Stock Units (including whether a Participant may still be considered to be providing services while on a leave of absence).
5. Participant. Whenever the word “Participant” is used in any provision of this Global Performance-Based Restricted Stock Unit Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Restricted Stock Units may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.
6. Non-Transferability. The Restricted Stock Units may not be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Participant, unless such transfer is by will, by the laws of descent and distribution or other applicable law, or specifically required pursuant to a domestic relations order, and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance shall be void and unenforceable against the Company or any other member of the Company Group; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer, or encumbrance.
Further, notwithstanding Section 13(h) of the Plan, the Committee may restrict Participants outside the United States from designating a beneficiary who shall be entitled to receive the amounts payable with respect to the Restricted Stock Units, if any, due under the Plan upon the Participant’s death.
7. Rights as Shareholder; Dividend Equivalents. The Participant or a permitted transferee in accordance with Section 13(b) of the Plan shall have no rights as a shareholder with respect to any Ordinary Share underlying a Restricted Stock Unit (including no rights with respect to voting or to receive dividends or dividend equivalents) unless and until the Participant shall have become the holder of record or the beneficial owner of such Ordinary Share, and no adjustment shall be made for dividends or distributions or other rights in respect of such Ordinary Share for which the record date is prior to the date upon which the Participant shall become the holder of record or the beneficial owner thereof. The Restricted Stock Units shall be entitled to be credited with dividend equivalent payments upon the payment by the Company of dividends on Ordinary Shares. Such dividend equivalents will be provided in Ordinary Shares having a Fair Market Value on the date that the Restricted Stock Units are settled equal to the amount of such applicable dividends, and shall be payable at the same time as the Restricted Stock Units are settled in accordance with Section 3 above. In the event that any Restricted Stock Unit is forfeited by its terms, the Participant shall have no right to dividend equivalent payments in respect of such forfeited Restricted Stock Units.
8. Tax Withholding.
(a)Responsibility for Taxes. The Participant acknowledges that, regardless of any action taken by the Company or the Service Recipient, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account, and other tax-related items related to the

Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. The Participant further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant or vesting of the Restricted Stock Units, the subsequent sale of Ordinary Shares acquired pursuant to such vesting and the receipt of any dividend equivalents, dividends or other distributions paid on the Ordinary Shares, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Withholding of Taxes. In connection with any relevant taxable or tax withholding event, as applicable, the Participant agrees to make arrangements satisfactory to the Company and the Service Recipient to satisfy any withholding obligations the Company or the Service Recipient may have for Tax-Related Items. In this regard, Participant authorizes the Company or the Service Recipient, as applicable, and their respective agents, at their discretion, to satisfy any withholding obligation for Tax-Related Items by one or a combination of the following:
(i).withholding from Participant’s wages or other cash compensation payable to Participant by the Company or the Service Recipient;
(ii).requiring Participant to tender a cash payment to the Company or the Service Recipient;
(iii).withholding from proceeds of the sale of Ordinary Shares to be issued upon vesting of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent); and
(iv).any other method acceptable to the Company and permitted under the Plan and applicable laws.
The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in the Participant's jurisdiction(s). In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Ordinary Shares), or if not refunded, the Participant may need to seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Service Recipient. If the obligation for Tax-Related Items is satisfied by withholding Ordinary Shares, for tax purposes, the Participant will be deemed to have been issued the full number of Ordinary Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Ordinary Shares is held back solely for the purpose of paying the Tax-Related Items.
The Company may refuse to deliver the Ordinary Shares or the proceeds of the sale of Ordinary Shares, if the Participant fails to comply with the Participant’s obligations for Tax-Related Items.

9. Nature of Grant. By accepting the Restricted Stock Units, the Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the Plan is operated and the Restricted Stock Units are granted solely by the Company and only the Company is a party to this Agreement; accordingly, any rights the Participant may have under this Agreement may be raised only against the Company but not any Subsidiary or Affiliate (including, but not limited to, the Service Recipient);
(c)no Subsidiary or Affiliate (including, but not limited to, the Service Recipient) has any obligation to make any payment of any kind to the Participant under this Agreement;
(d)the grant of the Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;
(e)all decisions with respect to restricted stock unit or other grants, if any, will be at the sole discretion of the Company;
(f)the Participant is voluntarily participating in the Plan;
(g)the Restricted Stock Units, any Ordinary Shares acquired under the Plan, and the income from and value of same are not intended to replace any pension rights or compensation;
(h)the Restricted Stock Units, any Ordinary Shares acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation for purposes of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar mandatory payments;
(i)the future value of the Ordinary Shares underlying the Restricted Stock Units is unknown, indeterminable, and cannot be predicted with certainty;
(j)no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the Participant’s Termination (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is a service provider or the terms of the Participant’s employment or service agreement, if any) or from the application of any clawback or recoupment policy adopted by the Company or imposed by applicable law;
(k)unless otherwise agreed with the Company in writing, the Restricted Stock Units, any Ordinary Shares acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with the service Participant may provide as a director of any Subsidiary or Affiliate; and

(l)neither the Company nor the Service Recipient shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to the Participant pursuant to the vesting of the Restricted Stock Units or the subsequent sale of any Ordinary Shares acquired upon vesting.
10. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Ordinary Shares. The Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
11. Data Privacy Information and Consent. By accepting the Restricted Stock Units and indicating consent via the Company’s acceptance procedure, the Participant is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data (as defined below) by the Company and the transfer of Data to the recipients mentioned herein, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described herein.
(a)Data Collection and Usage. The Company and the Service Recipient may collect, process and use certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Ordinary Shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Participant’s consent.
(b)Stock Plan Administration Service Providers. The Participant understands that Data may be transferred to an escrow agent, transfer agent, trustee, broker (i.e., Charles Schwab) or such stock plan service provider or other third party selected by the Company to assist the Company with the implementation, administration and management of the Plan, presently or in the future. The Company may select a different service provider or additional service providers and share Data with such other provider serving in a similar manner. The Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.
(c)International Data Transfers. The Company and its service providers are based in the United States. The Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. The Company’s legal basis, where required, for the transfer of Data is the Participant’s consent.
(d)Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.

(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s salary from or employment and career with the Service Recipient will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant these Restricted Stock Units or other equity awards to the Participant or administer or maintain such awards.
(f)Data Subject Rights. Participant may have a number of rights under data privacy laws in the Participant’s jurisdiction. Depending on where the Participant is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) request rectification of incorrect Data, (iii) delete Data, (iv) restrict processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in the Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Participant can contact his or her local human resources representative.
(g)Alternate Basis and Additional Consents. Finally, the Participant understands that the Company may rely on a different basis for the processing or transfer of Data in the future and/or request that Participant provide another data privacy consent. If applicable, the Participant agrees that upon request of the Company or the Service Recipient, the Participant will provide an executed acknowledgment or data privacy consent form (or any other agreements or consents) that the Company and/or the Service Recipient may deem necessary to obtain from the Participant for the purpose of administering the Participant’s participation in the Plan in compliance with the data privacy laws in the Participant’s country, either now or in the future. The Participant understands and agrees that he or she will not be able to participate in the Plan if he or she fails to provide any such consent or agreement requested by the Company and/or the Service Recipient.
12.Notice. Every notice or other communication relating to this Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company’s General Counsel, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.
13.No Right to Continued Service. This Agreement does not confer upon the Participant any right to continue as an employee or service provider to the Service Recipient.
14.Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

15.Waiver and Amendments. Except as otherwise set forth in Section 12 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
16.Governing Law/Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado, without regard to the principles of conflicts of law thereof. Notwithstanding anything contained in this Agreement, the Grant Notice or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this Agreement, the Grant Notice or the Plan, the Participant hereby submits to the exclusive jurisdiction of and venue in the courts of Colorado.
17.Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Global Performance-Based Restricted Stock Unit Agreement (including the Grant Notice), the Plan shall govern and control.
18.Section 409A. It is intended that the Restricted Stock Units granted hereunder shall be exempt from Section 409A of the Code pursuant to the “short-term deferral” rule applicable to such section, as set forth in the regulations or other guidance published by the U.S. Internal Revenue Service thereunder.
19.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.
20.Language. The Participant acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms and conditions of this Agreement. Furthermore, if the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
21.Country-Specific Provisions. The Restricted Stock Units shall be subject to any additional terms and conditions set forth for the Participant’s country in Exhibit A. Moreover, if the Participant relocates to one of the countries included in Exhibit A, the terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Exhibit A constitutes part of this Agreement.

22.Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country or the broker’s country or where the Ordinary Shares are listed, the Participant may be subject to insider-trading restrictions and/or market-abuse laws, which may affect his or her ability to accept, acquire, sell or otherwise dispose of Ordinary Shares or rights to Ordinary Shares (e.g., the Restricted Stock Units) or rights linked to the value of Ordinary Shares under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by laws or regulations in the applicable jurisdictions). Further, the Participant acknowledges that local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before he or she possessed inside information and that the Participant may be prohibited from disclosing inside information to any third party and “tipping” third parties or causing them to otherwise buy or sell securities. Third parties includes fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider-trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and should consult his or her personal legal advisor on this matter.
23.Foreign Asset/Account Reporting; Exchange Control and Tax Reporting and Other Requirements. Depending on the Participant’s country, the Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the vesting of the Restricted Stock Units, the acquisition, holding and/or transfer of Ordinary Shares or cash resulting from participation in the Plan and/or the opening and maintaining of a brokerage or bank account in connection with the Plan. The Participant may be required to report such assets, accounts, account balances and values, and/or related transactions to the applicable authorities in his or her country. The Participant may also be required to repatriate sale proceeds or other funds received as a result of his or her participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting and other requirements. The Participant further understands that he or she should consult the Participant’s personal tax and legal advisors, as applicable on these matters.

Exhibit A
1.Normal Vesting of Restricted Stock Units.
(a)The Total Earned Amount of the Restricted Stock Units, if any, for the Performance Period shall be determined as follows: 25% shall be based on relative TSR and 75% shall be based on achievement of Adjusted ROIC, as set forth in Sections 2 and 3 of this Exhibit A.
(b)Subject to Section 2 of this Exhibit A, provided the Participant has not undergone a Termination on or prior to the last day of the Performance Period, a number of Restricted Stock Units equal to the Total Earned Amount (as calculated below) shall vest and the restrictions on such Restricted Stock Units shall lapse on the date on which the Committee certifies the achievement of the applicable performance targets set forth herein (the “Regular Vesting Date”). Any remaining Restricted Stock Units that do not vest in accordance with the preceding sentence shall immediately be forfeited by the Participant and the Participant shall transfer such shares of unvested Restricted Stock to such person (including but not limited to the Trustee) as the Company shall direct for no consideration therefor on the Regular Vesting Date.
(c)Notwithstanding anything in Section 9(c)(ii) of the Plan to the contrary, in the event that the Participant undergoes a Termination as a result of such Participant’s death or Disability prior to the Regular Vesting Date, such Participant shall vest in a number of Restricted Stock Units equal to (i) a fraction, the numerator of which equals the number of elapsed calendar days from the first day of the Performance Period through the date of such Participant’s Termination, and the denominator of which equals the total number of calendar days during the Performance Period, multiplied by (ii) the Total Earned Amount, determined on the Regular Vesting Date. Any remaining shares of unvested Restricted Stock that do not vest in accordance with the preceding sentence shall immediately be forfeited by the Participant and the Participant shall transfer such shares of unvested Restricted Stock to such person (including but not limited to the Trustee) as the Company shall direct for no consideration therefor on the Regular Vesting Date.
2.Calculating Relative TSR and Adjusted ROIC.
(a)Following the last day of the Performance Period, the Committee shall determine relative TSR in its sole discretion and no Restricted Stock Units shall vest, and the restrictions on such Restricted Stock Units shall not lapse, until the Committee determines such relative TSR performance, pursuant to Section 1(b) of this Exhibit A. Relative TSR shall be calculated and the relative comparison, expressed in terms of relative percentile ranking, shall be applied to all of the companies in the S&P 400 Capital Goods Industry Index at the start of the performance period; provided, that (i) only companies in the S&P 400 Capital Goods Industry Index that are publicly traded throughout the entire Performance Period shall be included for purposes of calculating relative TSR and (ii) companies in the S&P 400 Capital Goods Industry Index that are in reorganization under Chapter 11 of the Bankruptcy Code at any time during the Performance Period shall be deemed to be at the bottom of the S&P 400 Capital Goods Industry Index for purposes of calculating relative TSR. If the S&P 400 Capital Goods Industry Index is not in existence at the end of the Performance Period, the Committee will construct a new peer group based on the companies that were last in that index. For purposes of calculating relative TSR, the Company’s TSR performance shall be expressed as a percentage (rounded to the nearest whole percentage), in the value per Ordinary Share during the Performance Period due to the appreciation or depreciation in the price per Ordinary Share.

(b)Following the last day of the Performance Period, the Committee shall determine the Company’s Adjusted ROIC in its sole discretion and no Restricted Stock Units shall vest, and the restrictions on such Restricted Stock Units shall not lapse, until the Committee certifies such Adjusted ROIC performance, pursuant to Section 1(b) of this Exhibit A.
3.Calculating Total Earned Amount. The resulting value of the Restricted Stock Units that shall vest, subject to Sections 1(b) and 2 of this Exhibit A based on actual performance of the Company during the Performance Period, as calculated by the tables set forth below in this Section 3 shall be hereinafter referred to as the “Total Earned Amount.”
(a)The total number of Restricted Stock Units that shall vest based on the achievement of relative TSR performance levels shall equal the product of (i) 25% multiplied by (ii) the Target Number of Restricted Stock Units multiplied by (iii) the Applicable Percentage, as determined in the below table, and rounded down to the nearest whole share:

Performance Level	Relative TSR Position	Applicable Percentage
Threshold	25th percentile	50%
Target	50th percentile	100%
Maximum	75th percentile	200%
Performance between the relative TSR positions is interpolated on a straight-line basis and performance rank is rounded to the nearest whole percentile
Notwithstanding anything to the contrary herein, in the event the Company’s TSR for the Performance Period is negative, then the Applicable Percentage with respect to relative TSR shall not exceed 100%.
(b)The total number of Restricted Stock Units that shall vest based on the achievement of Adjusted ROIC levels shall equal the product of (i) 75% multiplied by (ii) the Target Number of Restricted Stock Units multiplied by (iii) the Applicable Percentage, as determined in the below table, and rounded down to the nearest whole share:

Performance Level	Adjusted ROIC	Applicable Percentage
Threshold	15.0%	50%
Target	20.0%	100%
Maximum	25.0%	200%
Performance between the Adjusted ROIC levels is interpolated on a straight-line basis and adjusted ROIC in each year is rounded to the nearest tenth of a percentage.

4. Treatment of Restricted Stock Units Upon a Change in Control.
(a)Notwithstanding Section 1 of this Exhibit A, in the event of a Change in Control during the Participant’s employment and prior to the completion of the Performance Period, the number of Restricted Stock Units that shall equal the Total Earned Amount, as determined on the date of such Change in Control by the Committee in its sole discretion, shall be calculated as follows:
(i)the relative TSR as measured through the date of the Change in Control based on the closing price of an Ordinary Share of the Company on the last trading day immediately prior to the Change in Control (or, in the event the Company’s Ordinary Shares are not publicly traded immediately prior to the Change in Control, based on the value of an Ordinary Share of the Company as determined by the Committee based on the actual or implied price paid in the Change in Control) relative to the performance criteria set forth in this Exhibit A; and
(ii)the Adjusted ROIC measured through the most recently completed fiscal quarter relative to the performance criteria set forth in this Exhibit A;
provided, however, that if a Change in Control occurs within the first six months of a Performance Period, the Total Earned Amount shall equal the Target Number of Restricted Stock Units.
The number of Restricted Stock Units equal to the Total Earned Amount in accordance with the foregoing (the “CIC Earned Restricted Shares”) shall not be prorated based on the number of completed calendar days in the Performance Period. Any Restricted Stock Units that become CIC Earned Restricted Shares shall become vested as to 50% of such CIC Earned Restricted Shares as of the date of the Change in Control, and as to the remaining 50% of the CIC Earned Restricted Shares on the first anniversary of the date of such Change in Control; provided, however, that if Participant undergoes a Termination by the Service Recipient without Cause before such first anniversary, Participant shall fully vest in such remaining 50% immediately prior to Termination.
(b)Notwithstanding the foregoing, in the event of a Change in Control during the Participant’s employment and prior to the completion of the Performance Period, the Participant shall fully vest in such Participant’s Target Number of Restricted Stock Units if the Restricted Stock Units are not continued, converted, assumed, or replaced by the Company, a member of the Company Group or a successor entity thereto.
5. Definitions.
(a)“Adjusted EBITDA” will be as reported in Gates’ external filings with the U.S. Securities and Exchange Commission.
(b)“Adjusted ROIC”3 shall equal the three-year average of the annual: ((Adjusted EBITDA-depreciation and amortization4) x (1 – 25% tax rate)) divided by 5-quarter average of (total assets5 – non-restricted cash – accounts payable – goodwill and other intangible assets that arose from the acquisition of Gates by Blackstone in 2014).
3 Actual results and/or performance targets may be adjusted to exclude impact of acquisitions or divestures completed during the Performance Period.
4 Depreciation and Amortization deduction excludes the amortization of intangible assets arising from the acquisition of Gates by Blackstone in 2014.
5 Total Assets to exclude Income Tax and Deferred Tax Assets.

(c)“Applicable Percentage” shall mean the “Applicable Percentage” specified with respect to the “Threshold,” “Target” and “Maximum” levels for each Performance Metric, or to the extent that the Company’s actual performance falls between two levels set forth on the tables above, straight-line interpolation (and rounded to the nearest whole percentage point for TSR, and rounded to the nearest tenth of a percentage in each year for Adjusted ROIC) shall apply between such numbers. In the event that the Company’s actual performance does not meet the “Threshold” requirements for a Performance Metric in the tables above, no award shall be earned with respect to such Performance Metric. In the event that the Company’s performance exceeds the “Maximum” for a Performance Metric, such Performance Metric shall be capped at the “Maximum” amount.
(d)“Beginning Share Price” with respect to any Performance Period shall mean the 20-day trailing average closing price of an Ordinary Share of the Company as of (but excluding) the beginning of a Performance Period (subject to adjustment in accordance with Section 11 of the Plan). All closing prices shall be the principal stock exchange or quotation system closing prices on the date in question.
(e)“Ending Share Price” with respect to any Performance Period shall mean the 20-day trailing average closing price of an Ordinary Share of the Company through (and including) the last day of a Performance Period (plus the value of any dividends declared on any share of such Ordinary Share during the Performance Period, assuming such dividends are reinvested in Ordinary Shares on their respective ex-dividend dates). All closing prices shall be the principal stock exchange or quotation system closing prices on the date in question.
(f)“TSR,” or total shareholder return, shall mean the quotient of (i)(A) Ending Share Price minus (B) Beginning Share Price divided by (ii) Beginning Share Price, in each case with such adjustments as are necessary in the judgment of the Committee to equitably calculate TSR in light of any stock splits, reverse stock splits, stock dividends, and other extraordinary transactions or other changes in the capital structure of the Company.
Exhibit B
COUNTRY-SPECIFIC PROVISIONS FOR NON-U.S. PARTICIPANTS
Terms and Conditions
This Exhibit B includes additional (or, if so indicated, different) terms and conditions that govern the Restricted Stock Units granted to the Participant if the Participant is in one of the countries listed herein.
If the Participant is a citizen or resident of a country (or if the Participant is considered as such for local law purposes) other than the one in which the Participant is currently residing and/or working, or if the Participant transfers employment and/or residency to another country after being granted the Restricted Stock Units, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will be applicable to the Participant.
Capitalized terms used but not defined herein shall have the same meanings as set forth in the Plan or the Global Performance-Based Restricted Stock Unit Agreement, as applicable.

Notifications
This Exhibit B also includes information regarding certain issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on securities, exchange control and other laws in effect in the respective countries as of January 2025. Such laws are often complex and change frequently. As a result, the Participant should not rely on the information in this Exhibit B as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Restricted Stock Units vest or the Participant sells Ordinary Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in his or her country may apply to the Participant’s individual situation.
Finally, if the Participant is a citizen or resident of a country (or if the Participant is considered as such for local law purposes) other than the one in which the Participant is currently residing and/or working, or if the Participant transfers employment and/or residency to another country after being granted the Restricted Stock Units, the information contained herein may not be applicable in the same manner.
LUXEMBOURG
Notifications
Exchange Control Information. The Participant acknowledges and agrees that the Participant must report any inward remittance of funds associated with the Award to the Banque Central de Luxembourg and/or the Service Central de La Statistique et des Études Économiques within fifteen (15) working days following the month during which the transaction occurred. If a Luxembourg financial institution is involved in the transaction, such financial institution typically will fulfill the reporting obligation on behalf of the Participant. However, if the Luxembourg financial institution does not report the transaction, the Participant personally is responsible for satisfying the reporting obligation. The Participant should consult with the Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Participant may have in connection with the Participant’s participation in the Plan.

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